Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated: November 21, 2023	Ningbo Shiwei Enterprise Management Partnership (L.P.)

	By:	/s/ Wenjing Ma
	Name:	Wenjing Ma
	Title:	Representative of Managing Partner

Dated: November 21, 2023	Shunchuang Venture Capital Partnership (Limited Partnership) of Lhasa Economic and Technological Development Zone

	By:	/s/ Jun Lei
	Name:	Jun Lei
	Title:	Representative of Managing Partner

Dated: November 21, 2023	Shunchuang Capital Management Co., Ltd. of Lhasa Economic and Technological Development Zone

	By:	/s/ Jun Lei
	Name:	Jun Lei
	Title:	Legal Representative